Exhibit 99.1

Fly-E Group Announces Second Quarter and First Half of Fiscal Year 2025 Financial Results

New York, NY, November 20, 2024 /PRNewswire/ -- Fly-E Group, Inc. (Nasdaq: FLYE) (“Fly-E” or the “Company”), an electric vehicle company engaged in designing, installing and selling smart electric motorcycles, electric bikes, electric scooters, and related accessories, today announced its unaudited financial results for the second quarter and first half of fiscal year 2025 ended September 30, 2024.

Selected Second Quarter Financial Results

●	Revenue: $6.8 million, compared with $8.8 million in Q2 2023.
●	Gross profit: $2.9 million, compared with $3.8 million in Q2 2023.
●	Total operating expense: $4.1 million, compared with $2.7 million in Q2 2023.
●	Net loss: $1.1 million, or $0.05 per share, compared with net income of $0.7 million, or $0.03 per share, in Q2 2023.

Mr. Zhou (Andy) Ou, Chairman and Chief Executive Officer of Fly-E, remarked, "Despite recent market challenges, we remain committed to driving growth and expanding our market presence. In the second quarter of fiscal year 2025, we held a stable gross margin above 40%, even as operating expenses increased with our efforts to add e-bike rental business. For the first half of fiscal 2025, our gross margin improved to 40.9%, up from 39.0% last year, reflecting disciplined cost management and a commitment to profitability. While we saw a dip in revenue due to external factors, these stable margins underscore the effectiveness of our approach.

On the product and market side, we’re energized by the success of our recent initiatives. At October’s Electrify Expo in New York, our product lineup— featuring 11 models spanning e-bikes, e-motorcycles, and e-scooters, with three newly launched models in the e-motorcycles—drew strong interest and received highly positive feedback. Additionally, the launch of our e-bike Rental Service offers customers a flexible, affordable way to experience our products and positions us well to meet shifting consumer needs. As part of our growth strategy, we’re expanding into key markets like Miami, Los Angeles and Toronto and broaden our presence. On the technological front, we are leveraging innovation to enhance customer convenience, including ongoing development of our mobile apps  designed to streamline user experiences and provide more features for our customers. Our involvement in New York City’s Trade-in Program for e-bikes and batteries is aligned with our commitment to setting high safety standards in the electric vehicle industry, helping provide UL-certified e-bikes for delivery workers. Moving forward, our dedication to innovation, safety, and superior customer experience is expected to continue to drive growth and enhance value for our shareholders."

Second Quarter of Fiscal Year 2025 Financial Results

Net revenues were $6.8 million for the second quarter of fiscal year 2025, a decrease of 22.1%, from $8.8 million for the same period last year. The decrease in net revenues was primarily due to the decrease in sales volume by 5,850 units, from 20,906 units for the same period last year to 15,056 units for the second quarter of fiscal year 2025.

Retail sales revenue was $5.9 million for the second quarter of fiscal year 2025, a decrease of 12.5%, from $6.8 million for the same period last year. Wholesale revenue was $0.9 million for the second quarter of fiscal year 2025, a decrease of 54.8% from $2.0 million for the same period last year. The decrease in retail sales revenue is mainly due to recent lithium battery accidents involving E-Bikes and E-Scooters. With an increasing number of lithium-battery explosion incidents in New York, customers are less inclined to purchase E-Bikes. Consequently, the management believes that sales have declined as customers opt for oil-powered vehicles over electric vehicles. The decrease in wholesales revenue was driven primarily by the decrease in orders from the top two customers who closed their stores.

Cost of Revenues

Cost of revenues was $3.9 million for the second quarter of fiscal year 2025, a decrease of 21.6%, from $5.0 million for the same period last year. The decrease in cost of revenues was primarily attributable to a reduction in units sold, which declined by 5,850 units, to 15,056 units for the second quarter of fiscal year 2025 from 20,906 units for the same period last year.

Gross Profit

Gross profit was $2.9 million for the second quarter of fiscal year 2025, a decrease of 22.8%, from $3.8 million for the same period last year. Gross margin was 42.6% for the second quarter of fiscal year 2025, compared to 42.9% for the same period last year.

Total Operating Expenses

Total operating expenses were $4.1 million for the second quarter of fiscal year 2025, an increase of 54.5%, from $2.7 million for the same period last year. The increase in operating expenses was attributable to the increase in payroll expenses, rent expenses, advertising expenses, professional fees, and insurance expenses as the Company expanded its business.

●	Selling expenses were $2.0 million for the second quarter of fiscal year 2025, compared to $1.6 million for the same period last year. Selling expenses primarily consist of payroll expenses, rent, utilities expenses, and advertising expenses of retail stores. Total payroll expenses were $0.9 million for the second quarter of fiscal year 2025, compared to $0.4 million for the same period last year. Rent expenses were $0.8 million for the second quarter of fiscal year 2025, compared to $0.6 million for the same period last year. Advertising expenses were $0.1 million for the second quarter of fiscal year 2025, compared to $14,339 for the same period last year. The increase in these expenses was primarily due to the increased number of new employees hired for repair and maintenance business operation in the second quarter of fiscal year 2025.

●	General and administrative expenses were $2.1 million for the second quarter of fiscal year 2025, compared to $1.1 million for the same period last year. Professional fees increased to $0.9 million for the second quarter of fiscal year 2025, compared to $0.3 million for the same period last year, primarily attributable to the increase in audit fee, consulting fee, legal fee and IR expenses associated with ongoing reporting obligations. Payroll expenses increased to $0.4 million for the second quarter of fiscal year 2025 from $0.2 million for the same period last year primarily due to additional employees hired in operation departments. Insurance expenses increased to $0.3 million for the second quarter of fiscal year 2025, compared to $24,570 for the same quarter of prior year as a result of purchase of the directors and officers liability insurance after initial public offering in the second quarter of fiscal year 2025.

Net Income (Loss)

Net loss was $1.1 million for the second quarter of fiscal year 2025, compared to net income of $0.7 million for the same period last year.

Basic and Diluted Earnings (Losses) per Share

Basic and diluted losses per share were $0.05 for the second quarter of fiscal year 2025, compared to basic and diluted earnings per share of $0.03 for the same period last year.

EBITDA

EBITDA was negative $1.2 million for the second quarter of fiscal year 2025, compared to positive EBITDA of $1.3 million for the same period last year.

First Half of Fiscal Year 2025 Financial Results

Net Revenues

Net revenues were $14.7 million for the first half of fiscal year 2025, a decrease of 11.5%, from $16.6 million for the same period last year. The decrease in net revenues was driven primarily by a decrease in total units sold, which decreased by 4,067 units, to 31,936 units for the first half of fiscal year 2025 from 36,003 units for the same period last year. For the six months ended September 30, 2023 and for the six months ended September 30, 2024, the quantity of E-bikes and batteries sold decreased by 2,963 and 2,624, respectively.

Retail sales revenue was $12.8 million for the first half of fiscal year 2025, a decrease of 1.1%, from $12.9 million for the same period last year. Wholesale revenue was $1.9 million for the first half of fiscal year 2025, a decrease of 48.1% to $3.7 million for the same period last year. The decrease in retail sales revenue is mainly due to recent lithium-battery accidents involving E-Bikes and E-Scooters. With an increasing number of lithium-battery explosion incidents in New York, customers are less inclined to purchase E-Bikes. Consequently, sales have declined as customers opt for oil-powered vehicles over electric vehicles. The decrease in wholesales revenue was driven primarily by the closure of stores by the top two customers who closed their stores in December 2023 due to lack of profitability.

Cost of Revenues

Cost of revenues was $8.7 million for the for the first half of fiscal year 2025, a decrease of 14.1%, from $10.1 million for the same period last year. The decrease in cost of revenues was primarily attributable to more favorable pricing the Company obtained from its suppliers, particularly for batteries, as well as a reduction in battery sales volume. These factors collectively contributed to the overall decrease in cost of revenues. The unit cost for battery decreased 36%, to $75 in the first half of fiscal year 2025 from $117 in the same period last year.

Gross Profit

Gross profit was $6.0 million for the first half of fiscal year 2025, a decrease of 7.4%, from $6.5 million for the same period last year. Gross margin was 40.9% for the first half of fiscal year 2025, increased from 39.0% for the same period last year.

Total Operating Expenses

Total operating expenses were $7.3 million for the first half of fiscal year 2025, an increase of 57.2%, from $4.6 million for the same period last year. The increase in operating expenses was attributable to the increase in payroll expenses, rent expenses, meals and entertainment expenses, professional fees, and development expenses as the Company expanded business.

●	Selling expenses were $3.7 million for the first half of fiscal year 2025, compared to $2.7 million for the same period last year. Selling expenses primarily consist of payroll expenses, rent, utilities expenses, and advertising expenses of retail stores. Total payroll expenses were $1.5 million for the first half of fiscal year 2025, compared to $0.8 million for the same period last year. Rent expenses were $1.5 million for the first half of fiscal year 2025, compared to $1.1 million for the same period last year. Utilities expenses were $119,252 for the first half of fiscal year 2025, compared to $68,863 for the same period last year. Advertising expenses were $0.2 million for the first half of fiscal year 2025, compared to $26,066 for the same period last year. The increase in these expenses was primarily due to the increase number of new employees hired for business operating in the first half of fiscal year 2025.

●	General and administrative expenses were $3.6 million for the first half of fiscal year 2025, compared to $1.9 million for the same period last year. Professional fees increased to $1.3 million for the first half of fiscal year 2025, compared to $0.5 million for the same period last year, primarily attributable to the increase in audit fee, consulting fee, legal fee and IR expenses associated with the Company’s initial public offering and ongoing reporting obligations. Payroll expenses increased to $0.8 million for the first half of fiscal year 2025, from $0.4 million for the same period las year primarily due to additional employees hired in operation and accounting departments. Insurance expenses increased to $0.5 million for the first half of fiscal year 2025, compared to $0.1 million for the same period of prior year as a result of purchase of directors and officers liability insurance after initial public offering in the first half of fiscal year 2025. Software development fee increase to $0.3 million for the first half of fiscal year 2025, compared to $0.1 million for the same period last year as a result of maintenance for Fly E-Bike app during the first half of fiscal year 2025.

Net Income (Loss)

Net loss was $1.3 million for the first half of fiscal year 2025, compared to net income of $1.2 million for the same period last year.

Basic and Diluted Earnings (Losses) per Share

Basic and diluted losses per share were $0.06 for the first half of fiscal year 2025, compared to basic and diluted earnings per share of $0.05 for the same period last year.

EBITDA

EBITDA was negative $1.1 million for the first half of fiscal year 2025, compared to positive EBITDA of $2.1 million for the same period last year.

Financial Condition

As of September 30, 2024, the Company had cash of $1.3 million.

Net cash used in operating activities was $9.4 million for the first half of fiscal year 2025, compared to net cash provided by operating activities of $1.6 million for the same period last year.

Net cash used in investing activities was $2.8 million for the first half of fiscal year 2025, compared to $0.5 million for the same period last year.

Net cash provided by financing activities was $12.1 million for the first half of fiscal year 2025, compared to net cash used in financing activities of $0.3 million for the same period last year.

Business Update

At the Electrify Expo in New York, a leading event in the micromobility industry held from October 12 to 13, 2024, the Company showcased its full product lineup, featuring 11 models, including e-bikes, e-motorcycles, and e-scooters. Among the highlights were three newly launched e-motorcycle models: the DT, designed for off-road adventures; the EK, offering a balanced mix of stability and efficiency; and the DP, delivering a powerful and exhilarating riding experience.

Over the two-day event, Fly-E captivated more than 10,000 attendees, facilitating over 1,500 successful test rides and receiving overwhelmingly positive feedback. With four dedicated booths and meticulous preparation, the Company’s offerings attracted a diverse audience, ranging from couples and families to young professionals. Many attendees expressed interest in visiting the Company’s New York stores in Queens, Manhattan, Bronx, and Brooklyn for further exploration and in-store shopping.

As part of its growth strategy, Fly-E is committed to prioritizing eco-friendly innovation and enhancing user experience in its product development. Leveraging insights gained from the event, the Company plans to refine its offerings and expand its market presence.

About Fly-E Group, Inc.

Fly-E Group, Inc. is an electric vehicle company that is principally engaged in designing, installing and selling smart electric motorcycles, electric bikes, electric scooters and related accessories under the brand “Fly E-Bike.” The Company’s commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future. For more information, please visit the Company’s website: https://investors.flyebike.com.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”), management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into its financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

The Company uses EBITDA (earnings before interest, taxes, depreciation, and amortization) to evaluate its operating performance. The Company believes EBITDA provides additional insight into its underlying, ongoing operating performance and facilitates year-to-year comparisons by excluding the earnings impact of interest, tax, depreciation and amortization and that presenting EBITDA is more representative of its operational performance and may be more useful for investors.

The Company reconciles its non-GAAP financial measure to its net income, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation, and amortization. EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and its calculations thereof may not be comparable to those reported by other companies. The Company believes EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in its business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on its operating performance. EBITDA, as presented herein, is a supplemental measure of its performance that is not required by, or presented in accordance with, U.S. GAAP. The Company uses non-GAAP financial measures as supplements to its U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting its business. EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct. The Company cautions investors that actual results may differ materially from the anticipated results, and that the forward-looking statements contained in this press release are subject to the risks set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section under “Risk Factors” of its most recent Annual Report on Form 10-K for the fiscal year ended March 21, 2024, filed with the SEC on June 28, 2024. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law.

For investor and media inquiries, please contact:

Fly-E Group, Inc.

Investor Relations Department

Email: ir@flyebike.com

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	September 30, 2024	March 31, 2024
ASSETS
Current Assets
Cash	$1,274,935	$1,403,514
Accounts receivable	366,838	212,804
Accounts receivable – related parties	91,885	326,914
Inventories, net	8,596,108	5,364,060
Prepayments and other receivables	2,453,340	588,660
Prepayments and other receivables – related parties	387,808	240,256
Total Current Assets	13,170,914	8,136,208
Property and equipment, net	6,644,717	1,755,022
Security deposits	837,179	781,581
Deferred IPO costs	-	502,198
Deferred tax assets, net	497,939	35,199
Operating lease right-of-use assets	15,438,347	16,000,742
Intangible assets, net	527,538	36,384
Long-term prepayment for property	-	450,000
Long-term prepayment for software development– related parties	1,055,980	1,279,000
Total Assets	$38,172,614	$28,976,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$365,129	$1,180,796
Short-term loan payables	4,909,982	-
Current portion of long-term loan payables	90,809	1,213,242
Short term mortgage loan payables	1,800,000	-
Accrued expenses and other payables	545,206	925,389
Other payables – related parties	-	92,229
Operating lease liabilities – current	3,149,827	2,852,744
Taxes payable	-	1,530,416
Total Current Liabilities	10,860,953	7,794,816
Long-term loan payables	191,128	412,817
Operating lease liabilities – non-current	13,288,194	13,986,879
Total Liabilities	24,340,275	22,194,512

Commitment and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 4,400,000 shares authorized and nil outstanding as of September 30, 2024 and March 31, 2024*	—	—
Common stock, $0.01 par value, 44,000,000 shares authorized and 24,587,500 shares outstanding as of September 30, 2024 and 22,000,000 shares outstanding as of March 31, 2024*	245,875	220,000
Additional Paid-in Capital	10,744,024	2,400,000
Shares Subscription Receivable	(219,998)	(219,998)
Retained Earnings	3,073,293	4,395,649
Accumulated other comprehensive loss	(10,855)	(13,829)
Total FLY-E Group, Inc. Stockholders’ Equity	13,832,339	6,781,822
Total Liabilities and Stockholders’ Equity	$38,172,614	$28,976,334

*	Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022 and to give effect to the stock split completed on April 2, 2024.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(Expressed in U.S. dollars, except for the number of shares)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2024	2023	2024	2023
Revenues	$6,824,406	$8,763,839	$14,697,832	$16,606,185
Cost of Revenues	3,919,952	5,002,540	8,693,744	10,122,171
Gross Profit	2,904,454	3,761,299	6,004,088	6,484,014

Operating Expenses
Selling Expenses	2,041,435	1,618,439	3,653,930	2,701,545
General and Administrative Expenses	2,094,078	1,058,235	3,626,716	1,930,300
Total Operating Expenses	4,135,513	2,676,674	7,280,646	4,631,845
(Loss) Income from Operations	(1,231,059)	1,084,625	(1,276,558)	1,852,169

Other Income (Expenses), net	(53,929)	40,779	(47,411)	29,701
Interest Expenses, net	(23,795)	(17,969)	(91,877)	(50,592)
(Loss) Income Before Income Taxes	(1,308,783)	1,107,435	(1,415,846)	1,831,278
Income Tax Benefit (Expense)	165,935	(360,879)	93,490	(644,279)
Net (Loss) Income	$(1,142,848)	$746,556	$(1,322,356)	$1,186,999

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	4,298	—	2,974	—
Total Comprehensive (Loss) Income	$(1,138,550)	$746,556	$(1,319,382)	$1,186,999

(Losses) Earnings per Share*	$(0.05)	$0.03	$(0.06)	$0.05
Weighted Average Number of Common Stock
– Basic and Diluted*	24,587,500	22,000,000	23,622,596	22,000,000

*	Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022 and to give effect to the stock split completed on April 2, 2024.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars, except for the number of shares)

	For the Six Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(1,322,356)	$1,186,999
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation expense	180,910	190,559
Amortization expense	8,846	—
Deferred income taxes (benefits) expenses	(462,740)	189,600
Amortization of operating lease right-of-use assets	1,676,991	1,221,280
Inventories reserve	330,823	159,851
Changes in operating assets and liabilities:
Accounts receivable	(154,034)	(463,949)
Accounts receivable – related parties	235,029	(203,069)
Inventories	(3,562,871)	(1,672,986)
Prepayments and other receivables	(1,864,681)	5,223
Prepayments for operation services to related parties	(180,000)	—
Security deposits	(55,598)	(78,191)
Accounts payable	(815,667)	1,813,644
Accrued expenses and other payables	(380,183)	33,873
Operating lease liabilities	(1,516,198)	(1,132,114)
Taxes payable	(1,530,416)	343,148
Net cash (used in) provided by operating activities	(9,412,145)	1,593,868

Cash flows from investing activities
Purchases of equipment	(1,575,936)	(526,214)
Purchase of Software from a related party	(500,000)	—
Prepayment for purchasing software from a related party	(801,980)	—
Repayment from a related party	510,381	—
Advance to a related party	(477,933)	—
Net cash used in investing activities	(2,845,468)	(526,214)

Cash flows from financing activities
Advance to a related party	—	(99,500)
Borrowing from loan payables	3,737,500	400,000
Repayments of loan payables	(391,308)	(335,374)
Repayments on other payables - related parties	(92,229)	(198,615)
Payments of related party loan	—	(120,000)
Capital Contributions from Stockholders	—	136,370
Payments of IPO cost	(282,403)	(100,000)
Net proceeds from issuance of common stock - IPO	9,154,500	—
Net cash provided by (used in) financing activities	12,126,060	(317,119)
Net changes in cash	(131,553)	750,535
Effect of exchange rate changes on cash	2,974	—
Cash at beginning of the period	1,403,514	358,894
Cash at the end of the period	$1,274,935	$1,109,429

Supplemental disclosure of cash flow information
Cash paid for interest expense	$91,877	$50,592
Cash paid for income taxes	$1,940,595	$185,347

Supplemental disclosure of non-cash investing and financing activities
Settlement of accounts payable by related parties	$—	$50,000
Settlement of accounts payable by capital contribution	$—	$2,263,630
Purchase of vehicle funded by loan	$219,668	$34,974
Purchase of office funded by loan	$1,800,000	$—
Purchase software and office by using previous prepayments	$1,975,000	$—
Deferred IPO cost recognized as additional paid-in capital	$502,198	$—
Termination of operating lease right-of-use assets and operating lease liabilities	$(280,087)	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$1,394,682	$2,523,012

The following table sets forth the components of our EBITDA for the three months ended September 30, 2024 and 2023, with reconciliations to the nearest GAAP financial measures provided below:

	For the Three Months Ended September 30,
	2024	2023	Change	Percentage Change
(Loss) Income from Operations	$(1,142,848)	$746,556	$(1,889,404)	(253.1)%
Income Tax (Benefit) Expense	(165,935)	360,879	(526,814)	(146.0)%
Depreciation	85,859	126,891	(41,032)	(32.3)%
Interest Expenses	23,795	17,969	5,826	32.4%
Amortization	7,895	—	7,895	100.0%
EBITDA	$(1,191,234)	$1,252,295	$(2,443,529)	(195.1)%
Percentage of Revenue	(17.5)%	14.3%		(31.7)%

The following table sets forth the components of our EBITDA for the six months ended September 30, 2024 and 2023, with reconciliations to the nearest GAAP financial measures provided below:

	For the Six Months Ended September 30,
	2024	2023	Change	Percentage Change
(Loss) Income from Operations	$(1,322,356)	$1,186,999	$(2,509,355)	(211.4)%
Income Tax provision	(93,490)	644,279	(737,769)	(114.5)%
Depreciation	180,910	190,559	(9,649)	(5.1)%
Interest Expenses	91,877	50,592	41,285	81.6%
Amortization	8,846	—	8,846	100.0%
EBITDA	$(1,134,213)	$2,072,429	$(3,206,642)	(154.7)%
Percentage of Revenue	(7.7)%	12.5%		(20.2)%